EXHIBIT 99.1 1 ProPetro Reports Financial Results for the Fourth Quarter and Full Year of 2022 MIDLAND, Texas, February 21, 2023, (Business Wire) – ProPetro Holding Corp. ("ProPetro" or "the Company") (NYSE: PUMP) today announced financial and operational results for the fourth quarter and full year of 2022. Full Year 2022 Results • Full year 2022 revenue of $1.3 billion, a 46% increase versus 2021. • Net income of $2 million for the full year 2022, as compared to a net loss of $54 million in 2021. • Full year 2022 Adjusted EBITDA(1) of $317 million, an increase of 134% versus 2021, with Adjusted EBITDA margins increasing from 15% to 25%. Fourth Quarter 2022 Results and Highlights • Fourth quarter revenue increased 5% to $349 million compared to $333 million for the prior quarter. • Fourth quarter net income of $13 million, or $0.12 per diluted share, compared to net income of $10 million, or $0.10 per diluted share, for the prior quarter. • Fourth quarter Adjusted EBITDA(1) decreased 7% to $84 million or 24% of revenues, compared to $90 million or 27% of revenues for the prior quarter. • Fourth quarter effective utilization was 14.5 fleets compared to 14.8 fleets for the prior quarter. • Fourth quarter net cash provided by operating activities of $125 million as compared to $72 million for the prior quarter. • Fourth quarter Free Cash Flow(2) was approximately $15 million as compared to negative Free Cash Flow of approximately $26 million for the prior quarter. • Completed the acquisition of Silvertip Completion Services Operating, LLC ("Silvertip"), a Permian Basin-focused provider of wireline perforating and pumpdown services, on November 1, 2022. • During the quarter, the Company ordered two additional electric hydraulic fracturing fleets (for a total of four fleets to be delivered in 2023) and completed its first long-term contract for the new electric offering. (1) Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures”. (2) Free Cash Flow is a Non-GAAP financial measure and is described and reconciled to cash from operating activities in the table under “Non-GAAP Financial Measures".

EXHIBIT 99.1 2 Sam Sledge, Chief Executive Officer, commented, “The fourth quarter was an exciting end to a transformational year for ProPetro. Thanks to the hard work of our team throughout 2022, we improved profitability, executed a disciplined approach to asset deployment, and successfully pursued accretive growth, strengthening our business and positioning the Company for more sustained, long-term success. We have significantly advanced our strategy to industrialize the business, and are confident that ProPetro is well-positioned to execute on the many value- enhancing opportunities ahead in 2023 and beyond.” David Schorlemer, Chief Financial Officer, commented, “2022 was a significant investment year for ProPetro in which we recapitalized our fleet, made important progress in transitioning to over 35% natural gas-burning equipment and executed an accretive transaction with Silvertip, all while protecting our liquidity. Despite a fourth quarter impacted by weather, holiday-related seasonality and the strategic repositioning of certain fleets, for the full year we were proud to deliver a revenue increase of 46%, an Adjusted EBITDA increase of 134% and an Adjusted EBITDA margin increase of 930 basis points as compared to the prior year.” Fourth Quarter 2022 Financial Summary Revenue was $349 million, compared to $333 million for the third quarter of 2022. Despite the Company's slight decrease in utilization, the increase in revenue is attributable to pricing increases and added revenue from Silvertip. Cost of services, excluding depreciation and amortization of approximately $34 million, increased to $243 million from $224 million during the third quarter of 2022. The increase was also attributable to the Silvertip acquisition, additional strategic supply chain purchases, and cost inflation across all of our service lines in the fourth quarter of 2022. General and administrative expense of $27 million decreased from $28 million in the third quarter of 2022. General and administrative expense excluding non-recurring expense (net) of $5 million relating to legal settlement and expenses (net of insurance recovery), stock-based compensation of $4 million, and other non-recurring expenses of $1 million was $22 million, or 6% of revenue, which is flat compared to the third quarter of 2022. Net income totaled $13 million, or $0.12 per diluted share, compared to net income of $10 million, or $0.10 per diluted share, for the third quarter of 2022. Adjusted EBITDA decreased to $84 million from $90 million for the third quarter of 2022. The decrease in Adjusted EBITDA was primarily attributable to our decreased utilization caused by our fleet repositioning efforts, and the combination of holiday seasonality and weather impacts, and the costs of activating our 15th fleet.

EXHIBIT 99.1 3 Liquidity and Capital Spending As of December 31, 2022, we had cash and cash equivalents of $89 million and borrowings under our ABL Credit Facility were $30 million. Total liquidity at the end of the fourth quarter of 2022 was $155 million, which included cash and cash equivalents and available borrowing capacity under our ABL Credit Facility. As of February 20, 2023, borrowings under the Company's ABL Credit Facility were $30 million and our total liquidity was approximately $143 million, consisting of cash and cash equivalents of $35 million and $107 million of availability under our ABL Credit Facility. Capital expenditures incurred during the fourth quarter of 2022 were $89 million, the majority of which related to maintenance expenditures, our previously announced Tier IV DGB conversions, and approximately $18 million in strategic supply chain purchases of fixed asset inventory items. Net cash used in investing activities during the fourth quarter of 2022 was $110 million. Guidance and Recent Results ProPetro’s outlook for full year 2023 cash capital expenditures is expected to be between $250 million and $300 million, a reduction compared to 2022. The Company anticipates that ongoing fleet revitalization and strategic investments will continue to provide value for ProPetro’s shareholders. Additionally, based on its current outlook for the first quarter of 2023, ProPetro anticipates frac fleet utilization ranging between 14.5 to 15.5 fleets. In January of 2023, despite some weather impacts and running only 14 fleets for the majority of the month, the Company generated revenues of $136 million and incurred cost of services of $88 million, and general and administrative costs of $8 million, exclusive of stock-based compensation and other non-recurring items of approximately $2 million. Importantly, we now have our 15th frac fleet operational today and expect full year utilization to average between 15 and 16 fleets. These preliminary results are subject to the completion of the customary quarterly and year-end closing and review process and may be subject to change after completion of the year-end audit. See Cautionary Statement Regarding Preliminary Financial Information below. Outlook Mr. Schorlemer, added, “As we proceed in 2023, we expect that demand for our services will remain robust. Thanks to the work undertaken in the fourth quarter to reposition and reprice our

EXHIBIT 99.1 4 assets, we began 2023 strong. We believe our January performance is a strong baseline and expect to build upon that momentum as we move through the balance of 2023.” Mr. Sledge concluded, “We are encouraged by our early 2023 results and the opportunities ahead for ProPetro. We continue to transition our fleet and remain disciplined with regard to capital deployment, both of which will allow us to advance our position as a leading completions-focused oilfield services company. At the same time, we are taking actions to ensure that ProPetro is positioned to meet head-on any broader industry headwinds that may arise. Moving forward, we are confident ProPetro is well-positioned to capitalize on a large and attractive market opportunity within the Permian Basin and drive enhanced returns for our shareholders in what we believe should be a multi-year up-cycle. We remain focused on the pillars of our strategy: optimizing our businesses, transitioning our fleet and executing strategic transactions to accelerate Free Cash Flow.” Conference Call and Other Information The Company will host a conference call at 8:00 AM Central Time on February 22, 2023, to discuss financial and operating results for the fourth quarter of 2022. The call will also be webcast on ProPetro’s website at www.propetroservices.com. To access the conference call, U.S. callers may dial toll free 1-844-340-9046 and international callers may dial 1-412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-877-344-7529 for U.S. callers, 1-855-669-9658 for Canadian callers, as well as 1-412- 317-0088 for international callers. The access code for the replay is 8212202. The Company has also posted the scripted remarks on its website. About ProPetro ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing innovative completion services to leading upstream oil and gas companies engaged in the exploration and production of North American oil and natural gas resources. For more information visit www.propetroservices.com. Forward-Looking Statements Except for historical information contained herein, the statements and information in this news release and discussion in the conference call described above are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform

EXHIBIT 99.1 5 Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “may,” “could,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” and other expressions that are predictions of, or indicate, future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include, among other matters, statements about our business strategy, industry, future profitability, expected fleet utilization, sustainability efforts, the future performance of newly improved technology, expected capital expenditures and the impact of such expenditures on our performance and capital programs. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. Although forward-looking statements reflect our good faith beliefs at the time they are made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the volatility of oil prices, the operational disruption and market volatility resulting from the global macroeconomic uncertainty related to the Russia-Ukraine war, general economic conditions, including the impact of continued inflation and the risk of a global recession, and other factors described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the Securities and Exchange Commission (the “SEC”). In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it, including matters related to shareholder litigation. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward- looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law. Cautionary Statement Regarding Preliminary Financial Information The financial information for the month of January 2023 contained in this news release and discussed in the conference call described above is based upon information available to the Company as of the date hereof and is not a comprehensive statement of the Company’s financial results. Such information is preliminary and unaudited. The Company’s completed results to be reported for the full three months ended March 31, 2023 may differ materially from these preliminary results. Moreover, during the course of the preparation of the Company’s condensed consolidated financial statements and related notes to be included in the Company’s Quarterly

EXHIBIT 99.1 6 Report on Form 10-Q for the three months ended March 31, 2023, adjustments related to the preliminary financial information presented herein may be identified. Any such adjustments may be material. Investor Contacts: David Schorlemer Chief Financial Officer david.schorlemer@propetroservices.com 432-227-0864 Matt Augustine Director, Corporate Development and Investor Relations matt.augustine@propetroservices.com 432-848-0871

EXHIBIT 99.1 PROPETRO HOLDING CORP. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited) Three Months Ended Years Ended December 31, 2022 September 30, 2022 December 31, 2021 December 31, 2022 December 31, 2021 REVENUE - Service revenue $ 348,924 $ 333,014 $ 246,070 $ 1,279,701 $ 874,514 COSTS AND EXPENSES Cost of services (exclusive of depreciation and amortization) 242,618 224,118 187,361 882,820 662,266 General and administrative (inclusive of stock-based compensation) 26,728 28,190 23,843 111,760 82,921 Depreciation and amortization 34,375 30,417 33,124 128,108 133,377 Impairment expense — — — 57,454 — Loss on disposal of assets 26,912 36,636 24,145 102,150 64,646 Total costs and expenses 330,633 319,361 268,473 1,282,292 943,210 OPERATING INCOME (LOSS) 18,291 13,653 (22,403) (2,591) (68,696) OTHER INCOME (EXPENSE): Interest expense (565) (237) (137) (1,605) (614) Other income (expense) 1,835 (616) (305) 11,582 873 Total other income (expense) 1,270 (853) (442) 9,977 259 INCOME (LOSS) BEFORE INCOME TAXES 19,561 12,800 (22,845) 7,386 (68,437) INCOME TAX (EXPENSE) BENEFIT (6,520) (2,768) 2,613 (5,356) 14,252 NET INCOME (LOSS) $ 13,041 $ 10,032 $ (20,232) $ 2,030 $ (54,185) NET INCOME (LOSS) PER COMMON SHARE: Basic $ 0.12 $ 0.10 $ (0.20) $ 0.02 $ (0.53) Diluted $ 0.12 $ 0.10 $ (0.20) $ 0.02 $ (0.53) WEIGHTED AVERAGE COMMON SHARES OUTSTANDING: Basic 111,118 104,372 103,390 105,868 102,655 Diluted 111,988 105,070 103,390 106,939 102,655

EXHIBIT 99.1 PROPETRO HOLDING CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited) December 31, 2022 December 31, 2021 ASSETS CURRENT ASSETS: Cash, cash equivalents and restricted cash $ 88,862 $ 111,918 Accounts receivable - net of allowance for credit losses of $419 and $217, respectively 215,925 128,148 Inventories 5,034 3,949 Prepaid expenses 8,643 6,752 Short-term investment, net 10,283 — Other current assets 38 297 Total current assets 328,785 251,064 PROPERTY AND EQUIPMENT - net of accumulated depreciation 922,735 808,494 OPERATING LEASE RIGHT-OF-USE ASSETS 3,147 409 OTHER NONCURRENT ASSETS: Goodwill 23,624 — Intangible assets - net of amortization 56,345 — Other noncurrent assets 1,150 1,269 Total other noncurrent assets 81,119 1,269 TOTAL ASSETS $ 1,335,786 $ 1,061,236 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable $ 234,299 $ 152,649 Operating lease liabilities 854 369 Accrued and other current liabilities 49,027 20,767 Total current liabilities 284,180 173,785 DEFERRED INCOME TAXES 65,265 61,052 LONG-TERM DEBT 30,000 — NONCURRENT OPERATING LEASE LIABILITIES 2,308 97 Total liabilities 381,753 234,934 COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY: Preferred stock, $0.001 par value, 30,000,000 shares authorized, none issued, respectively — — Common stock, $0.001 par value, 200,000,000 shares authorized, 114,515,008 and 103,437,177 shares issued, respectively 114 103 Additional paid-in capital 970,519 844,829 Accumulated deficit (16,600) (18,630) Total shareholders’ equity 954,033 826,302 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 1,335,786 $ 1,061,236

EXHIBIT 99.1 PROPETRO HOLDING CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited) Years Ended December 31, 2022 2021 CASH FLOWS FROM OPERATING ACTIVITIES: Net income (loss) $ 2,030 $ (54,185) Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization 128,108 133,377 Impairment expense 57,454 — Deferred income tax expense (benefit) 4,213 (14,288) Amortization of deferred debt issuance costs 785 542 Stock-based compensation 21,881 11,519 Provision for credit losses 202 282 Loss on disposal of assets 102,150 64,646 Unrealized loss on short-term investment 1,570 — Non-cash income from settlement with equipment manufacturer (2,668) — Changes in operating assets and liabilities: Accounts receivable (66,900) (43,742) Other current assets 354 310 Inventories 124 (1,220) Prepaid expenses 743 4,463 Accounts payable 27,428 51,764 Accrued and other current liabilities 22,602 1,246 Accrued interest 353 — Net cash provided by operating activities 300,429 154,714 CASH FLOWS FROM INVESTING ACTIVITIES: Capital expenditures (319,683) (143,523) Silvertip Acquisition, net of cash acquired (38,639) — Proceeds from sale of assets 8,577 39,231 Net cash used in investing activities (349,745) (104,292) CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from borrowings 30,000 — Repayments of insurance financing — (5,473) Payment of debt issuance costs (824) — Proceeds from exercise of equity awards 963 4,017 Tax withholdings paid for net settlement of equity awards (3,879) (5,820) Net cash provided by (used in) financing activities 26,260 (7,276) NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH (23,056) 43,146 CASH, CASH EQUIVALENTS AND RESTRICTED CASH — Beginning of year 111,918 68,772 CASH, CASH EQUIVALENTS AND RESTRICTED CASH — End of year $ 88,862 $ 111,918

EXHIBIT 99.1

Reportable Segment Information

	Three Months Ended					
	December 31, 2022			September 30, 2022		
(in thousands)	Completion Services	All Other	Total	Completion Services	All Other	Total
Service revenue	$ 348,924	$ —	$ 348,924	$ 330,780	$ 2,234	$ 333,014
Adjusted EBITDA	$ 84,228	$ (118)	$ 84,110	$ 92,009	$ (2,009)	$ 90,000
Depreciation and amortization	$ 34,375	$ —	$ 34,375	$ 29,856	$ 561	$ 30,417
Capital expenditures	$ 89,158	$ 226	$ 89,384	$ 112,865	$ 2,258	$ 115,123

	Years Ended					
	December 31, 2022			December 31, 2021		
(in thousands)	Completion Services	All Other	Total	Completion Services	All Other	Total
Service revenue	$ 1,266,261	$ 13,440	$ 1,279,701	$ 857,642	$ 16,872	$ 874,514
Adjusted EBITDA	$ 318,051	$ (1,461)	$ 316,590	$ 134,309	$ 698	$ 135,007
Depreciation and amortization	$ 125,867	$ 2,241	$ 128,108	$ 129,780	$ 3,597	$ 133,377
Capital expenditures	$ 362,467	$ 2,849	$ 365,316	$ 162,222	$ 2,936	$ 165,158

Non-GAAP Financial Measures

We define EBITDA as net income (loss) less (i) depreciation and amortization, (ii) interest expense and (iii) income tax expense (benefit). We define Adjusted EBITDA as EBITDA, plus (i) loss (gain) on disposal of assets, (ii) stock-based compensation, (iii) other expense (income), (iv) other general and administrative expense (net) and (v) severance expense. We define Free Cash Flow as net cash provided by operating activities less net cash used in investing activities. Adjusted EBITDA and Free Cash Flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provide useful information to investors in assessing our financial condition and results of operations. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA, and net cash provided by operating activities is the GAAP measure most directly comparable to Free Cash Flow. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA or Free Cash Flow in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA and Free Cash Flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

EXHIBIT 99.1

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended					
	December 31, 2022			September 30, 2022		
(in thousands)	Completion Services	All Other	Total	Completion Services	All Other	Total
Net income (loss)	$ 13,386	$ (345)	$ 13,041	$ 26,404	$ (16,372)	$ 10,032
Depreciation and amortization	34,375	—	34,375	29,856	561	30,417
Interest expense	565	—	565	237	—	237
Income tax expense	6,520	—	6,520	2,768	—	2,768
Loss on disposal of assets	26,685	227	26,912	22,850	13,786	36,636
Stock-based compensation	3,754	—	3,754	3,306	—	3,306
Other expense (income)[(2)(3)]	(1,835)	—	(1,835)	616	—	616
Other general and administrative expense, (net) [(1)]	748	—	748	4,920	—	4,920
Severance expense	30	—	30	1,052	16	1,068
Adjusted EBITDA	$ 84,228	$ (118)	$ 84,110	$ 92,009	$ (2,009)	$ 90,000

	Year Ended					
	December 31, 2022			December 31, 2021		
(in thousands)	Completion Services	All Other	Total	Completion Services	All Other	Total
Net income (loss)	$ 19,754	$ (17,724)	$ 2,030	$ (51,189)	$ (2,996)	$ (54,185)
Depreciation and amortization	125,867	2,241	128,108	129,780	3,597	133,377
Interest expense	1,605	—	1,605	614	—	614
Income tax (benefit) expense	5,356	—	5,356	(14,252)	—	(14,252)
Loss on disposal of assets	88,145	14,005	102,150	64,549	97	64,646
Impairment expense	57,454	—	57,454	—	—	—
Stock-based compensation	21,881	—	21,881	11,519	—	11,519
Other (income) expense [(3)]	(11,582)	—	(11,582)	(873)	—	(873)
Other general and administrative expense [(1)]	8,460	—	8,460	(6,471)	—	(6,471)
Severance expense	1,111	17	1,128	632	—	632
Adjusted EBITDA	$ 318,051	$ (1,461)	$ 316,590	$ 134,309	$ 698	$ 135,007

(1) Other general and administrative expense, (net of reimbursement from insurance carriers) primarily relates to nonrecurring professional fees paid to external consultants in connection with the Company's audit committee review, SEC investigation, shareholder litigation, legal settlement to a vendor and other legal matters, net of insurance recoveries. During the three months ended December 31, 2022 and September 30, 2022, we received approximately $3.5 million and $3.4 million, respectively, from our insurance carriers in connection with the SEC investigation and shareholder litigation. During the years ended December 31, 2022 and December 31, 2021, we received approximately $10.4 million and $9.8 million respectively, from our insurance carriers in connection with the SEC investigation and shareholder litigation.

(2) Includes $10.7 million net tax refund (net of advisory fees) received in March 2022 from the Texas Comptroller of Public Accounts in connection with limited sales, excise and use audit of the period July 1, 2015 through December 31, 2018.

(3) Includes $2.7 million non-cash income from fixed asset inventory received as part of a settlement of warranty claims with an equipment manufacturer and a $1.6 million unrealized loss on short-term investment.

EXHIBIT 99.1 Reconciliation of Cash from Operating Activities to Free Cash Flow Three Months Ended (in thousands) December 31, 2022 September 30, 2022 Cash from Operating Activities $ 125,478 $ 71,643 Cash used in Investing Activities (109,788) (98,389) Free Cash Flow $ 15,690 $ (26,746)